Exhibit 16.1

October 2, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K of Zoom Technologies, Inc. filed with the Securities and Exchange Commission on October 2, 2009 and are in agreement with the statements contained in the third, fourth and fifth paragraphs thereof. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/UHY LLP

Boston, Massachusetts